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                      December 12, 2022

       James Sullivan
       Chief Financial Officer
       Peraso Inc.
       2309 Bering Drive
       San Jose, CA 95131

                                                        Re: Peraso Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 000-32929

       Dear James Sullivan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation